UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-56262	88-0482413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1325 Airmotive Way, Suite 276, Reno, NV	89502
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (775) 786-6444

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 23, 2008, the Board of Directors (the “Board”) of El Capitan Precious Metals, Inc. (the “Company”) amended the director compensation plan to permit Board members to receive any retainers, compensation, and expense payments in either all cash, all Company common stock, or half in cash and half in Company common stock. The valuation for the shares of stock to be issued to the directors will be established based on the average closing price for the month in which the services were rendered. Such shares will be issued pursuant to the Company’s 2005 Stock Incentive Plan. Under the compensation plan for the Board that was adopted by the Board in July 2005, non-employee directors are entitled to receive an annual retainer of $5,000, an additional $1,000 for each Board meeting attended by such director in person, and a maximum of $500 per month for all Board meetings during that month attended by such director by telephone. Additionally, the chairmen of the Compensation Committee and Audit Committee, the committees of the Board, are each entitled to receive an additional annual retainer of $4,000. The Company has also granted non-qualified stock options to the directors, including certain stock options granted in fiscal 2007. Under the director compensation plan, all Board members, including employee Board members, are also entitled be reimbursed for all expenses incurred in connection with Board or committee meetings.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2008, the Board approved the payment to R. William Wilson of his monthly cash compensation, in the amount of $10,000 per month, in the form of shares of the Company’s common stock. Such shares will be issued pursuant to the Company’s 2005 Stock Incentive Plan based on the average closing price of the common stock for the month in which the services were provided.

The Board also approved the granting of discretionary stock bonuses, in the amount of 60,000 shares of the Company’s common stock, to each of Kenneth P. Pavlich and R. William Wilson for their service to the Company in 2007 as the Company’s Chief Executive Officer and Chief Financial Officer, respectively. The shares granted by the bonus vested immediately and were issued pursuant to the Company’s 2005 Stock Incentive Plan.

The Board also considered the amount of compensation currently being received by Messrs. Pavlich and Wilson in common stock, which helps the Company achieve its goals of conserving cash for investment in the business and minimizing dilution caused by raising capital. In recognition of the receipt by these officers of an increased proportion of their compensation in common stock, as described above, the Board approved the adoption by these officers of programs to sell in market transactions up to 90% of the shares they receive as compensation. The sales will be made pursuant to trading plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934.

The Board also amended the Company’s bonus program for executive officers, directors and outside consultants adopted on January 25, 2007. Under the program as originally adopted, the bonus recipients are entitled to receive an aggregate bonus based upon the incremental value received by the Company for the sale of the El Capitan property in excess of a baseline amount of $63.1 million, equal to the Company’s market capitalization on January 25, 2007. The amendment adopted on January 23, 2008 alters the baseline for calculating the bonus. The new baseline amount will be equal to the aggregate volume weighted average of the Company’s common stock for the 20-day trading period immediately following the closing of the merger with Gold and Minerals Company, Inc. The allocation of the bonus amount among the bonus recipients is to be determined by the Board, in consultation with the Company’s compensation committee. The payment of any bonus under the Bonus Program shall be in accordance with the Company’s receipt of proceeds from an applicable sale of the El Capitan property.

Effective January 23, 2008, the Board appointed Marvin K. Kaiser to the position of Chairman of the Company’s Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL CAPITAN PRECIOUS METALS, INC.

Date: January 29, 2008	/s/ R. William Wilson
R. William Wilson
Chief Financial Officer